                                   FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of Report (Date of earliest event reported): January 15, 1999


                              THE PMI GROUP, INC.
             (Exact name of registrant as specified in its charter)

       DELAWARE                     1-13664               94-3199675
(State of Incorporation)     (Commission File Number)    (IRS Employer
 Identification Number)

601 MONTGOMERY STREET, SAN FRANCISCO, CALIFORNIA             94111
  (Address of principal executive office)                  (Zip Code)

Registrant's telephone number including area code:       (415) 788-7878


--------------------------------------------------------------------------------
     (Former name or former address, if changed since last report.)
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Item 5.  Other Events

Fannie Mae and Freddie Mac are permitted by statute to purchase conventional high loan to value ratio (LTV) mortgages from lenders who obtain mortgage insurance on those loans. Fannie Mae and Freddie Mac have the discretion to reduce the amount of private mortgage insurance they require on loans.

Fannie Mae issued a press release on January 15, 1999 announcing the expansion of available mortgage insurance ("MI") options reducing the amount of MI required on loans purchased by Fannie Mae.

Fannie Mae has stated the new MI options will be available in early March. These new options will be available only to borrowers recommended for approval by Fannie Mae's automated loan underwriting system, Desktop Underwriter.

The new MI options to be offered by Fannie Mae include:

 .    Across-the-board reductions in Fannie Mae's required MI coverage on 30-year fixed-rate loans recommended for approval by Desktop Underwriter to the levels in effect in 1994.

     Currently, Fannie Mae requires that loans with only a 5 percent down payment (a 95 percent LTV) have 30 percent of the mortgage loan covered by MI. This will be reduced to 25 percent under the new initiative, the same level as was required in 1994. Required coverage for a loan with a 10 percent down payment (a 90 percent LTV loan) will be reduced from 25 percent to 17 percent, the same level as was required in 1994.

 .    An option that reduces MI costs even further, when combined with an additional payment.

     Under this option, for a loan with a 5 percent down payment (95 percent
     LTV), the minimum mortgage insurance coverage will be 18 percent of the mortgage loan; for a loan with 10 percent down (90 percent LTV), the minimum coverage will be 12 percent of the loan.

     In order for the home buyer to have MI at this level, these loans would require a payment at closing or a higher note rate.

     Fannie Mae intends to purchase additional insurance coverage on loans using this option.

 .    Flexible 97 Expansion

     Fannie Mae will buy additional MI coverage on its Flexible 97 loans from mortgage insurance companies following its purchase of the loans.

 .    Fannie Mae has purchased and will continue to purchase mortgage insurance for 90 percent LTV loans on investor-owned property when combined with a higher note rate.

     This option applies only to 10 percent down payment (90 percent LTV) loans on investor-owned property.

It is anticipated that Freddie Mac will offer similar reductions of required MI coverage on loans it purchases.

Because of the numerous aspects of the mortgage insurance industry that will be affected by Fannie Mae's and/or Freddie Mac's reduction in required MI coverage levels, the Company is presently not able to ascertain the full impact of such initiatives on the Company's financial condition and results of operations in 1999 and beyond. The Company believes that the reduction in the level of required MI insurance coverage will cause a reduction in its premiums, cash flow and related investment income, in 1999. It is too early to estimate the impact on 1999 earnings. It is possible that the reduction in required MI coverage could have a material adverse impact on the Company's financial condition and results of operations.

The statements in this filing that are not historical facts, and that relate to future plans, events or performance are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks or uncertainties including, but not limited to, the factors listed below that could adversely affect the Company's actual results.

Factors that may materially and adversely impact PMI's results of operations, earnings, and financial condition include the size of the mortgage origination market, mortgage insurance industry volumes of new business, greater than anticipated policy cancellations or lower than projected persistency resulting in declines in insurance in force, the failure of mortgage insurance commitments to convert into new insurance written, the impact of competitive underwriting criteria, products including pool insurance and risk sharing structured transactions, regulatory responses to product offerings, changes in the performance of financial markets, PMI Mortgage Insurance Co.'s claims-paying ability rating, the demand for and the acceptance of mortgage insurance products, decreased profit margins on mortgage insurance products, the impact of expanded financial remedies provided to contract underwriting customers, changes in government regulations or interpretations regarding the Real Estate Settlement Procedures Act, changes in statutory charters, regulations and coverage requirements of Fannie Mae, Freddie Mac, banks and savings institutions, and customer consolidation.

A number of other factors affecting PMI and the mortgage industry in general could cause claims on policies issued to increase and this could materially adversely affect PMI's financial condition and results of operations. Management believes that loss experience could be materially and adversely affected by economic recessions, declining housing values, higher unemployment rates, deteriorating borrower credit, increases in the rate of borrower defaults, rising interest rates, increases in refinance activity caused by declining interest rates, legislation impacting borrowers' rights or a combination of such factors, which might have nationwide impact or a disproportionate impact on regional economic conditions and demand for housing generally. In addition, contract underwriting is now the principal means by which mortgage insurance is obtained, and is subject to numerous risks and uncertainties, including availability of qualified personnel, price competition, and timely development of computer systems needed to process the increased volume of contract underwriting activity. The inability to remain competitive in providing contract underwriting may materially and adversely impact PMI's results of operations and financial condition. Also, other risk factors listed from time to time in The PMI Group, Inc.'s Securities and Exchange Commission filings may materially and adversely impact its financial condition and results of operations.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                             The PMI Group, Inc.
                                                (Registrant)

January 19, 1999                             By: /s/ John Lorenzen
                                                ------------------------
                                                     John Lorenzen
                                                     Executive Vice President &
                                                     Chief Financial Officer